UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2015 (October 22, 2015)

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1623 Buckeye Drive

Milpitas, California

95035

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2015, the Compensation Committee of the Board (the “Committee”) of Integrated Silicon Solution, Inc, (the “Company”) approved an executive compensation program for the first quarter of fiscal 2016 ending December 31, 2015. The Committee structured the program for the first quarter (as opposed to an annual basis) due to the Company’s pending acquisition by Uphill Investment Co. Under such program, there were no changes to base salary and no grants of equity awards. Under the variable compensation plan approved by the Committee, payments are to be based 50% on ISSI’s operating income (excluding litigation expenses, merger expenses and stock based compensation) for the first quarter of fiscal 2016, 40% on total revenue, 5% on revenue from NOR Flash products and 5% on revenue from analog products. For purposes of the variable compensation plan, the Committee established a target for ISSI performance in each of these areas. ISSI’s performance in each area must be at least 90% of the target before a payout is made in such area and the maximum amount payable for performance in each area is 125% of the target. At the targeted level of performance, the bonus amount allocated to Mr. Howarth was $73,750, the amount allocated to Mr. Cobb was $55,000, the amount allocated to Mr. James Han was $59,000 and the amount allocated to Mr. K.Y. Han was $59,000. Due to his continued reduced time status, Mr. Lee was not allocated any bonus amount.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: October 23, 2015	/s/ JOHN M. COBB
John M. Cobb
Vice President and Chief Financial Officer